Exhibit 99.1


                                 PROMISSORY NOTE


$_______________                                              [Date]
                                                              Troy, Michigan

                  FOR VALUE RECEIVED, the undersigned, ELECTRONIC PRODUCTS INTEGRATION CORPORATION, a Michigan corporation ("Maker"), promises to pay to the order of TMW Enterprises Inc, ("Holder") the principal sum of ________________ ($__________) lawful money of the United States of America, on September 30,2001, together with the interest on the unpaid principal balance at the rate equivalent to the prime rate of interest as charged from time to time by Bank One or its successors, payable quarterly.

                  If any payment of principal of, or interest on, this Promissory Note shall become due on a Saturday, Sunday or public holiday under applicable laws, or any other day on which banking institutions are authorized, or obligated by law, to close, such payment shall be made on the next succeeding business day and the extension of time shall in such case be included in computing interest in connection with such payment.

                  Maker shall have the right at any time, and from time to time, to prepay, in whole or in part, the unpaid principal and/or interest accrued thereon, without penalty, such payments being first applied to the payment of accrued interest and the balance to the payment of principal.

                  In the case of (a) a default in the payment of principal of and/or interest on this Promissory Note when due, (b) an assignment for the benefit of the creditors of Maker, (c) the filing of a petition in bankruptcy or under any debtor's law by or against Maker (which is not stayed or vacated within thirty days thereafter) for the relief or reorganization of Maker, or for the composition, extension, arrangement or readjustment of any of the obligations of Maker, (d) the appointment of any trustee, receiver or liquidator or similar official having jurisdiction over any substantial part of the property of Maker, or (e) a default in any other obligation of Maker under this Promissory Note, then in any such event, the principal of this Promissory Note and all accrued interest thereon, may, at the option of Holder, be declared due and payable, whereupon the same shall forthwith immediately become due and payable.

                  If suit is brought to collect on this Promissory Note, Holder shall be entitled to collect all reasonable costs and expenses of such suit, including, but not limited to, actual attorney's fees.

                  Each party to this Promissory Note, whether as maker, indorser, guarantor, surety or assignor, waives presentment for payment, demand, protest, notice of protest and notice of dishonor and nonpayment of this Promissory Note, and all defenses on the grounds of delay or of any extension of time at or after maturity for the payment of this Promissory Note, which may hereafter be given by the holder or holders to them, any of them or to anyone who has assumed the payment of this Promissory Note and each of them agrees to all of the terms of this Promissory Note and agrees that this is the joint and several obligation of the parties to this Promissory Note.

                  No failure or delay on the part of Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or other exercise thereof, or the exercise of any other right or power. The rights and remedies of Holder hereunder are cumulative and not exclusive of any rights or remedies which otherwise would be available. No modification or waiver of any provision of this Promissory Note, nor consent to any departure by Maker therefrom shall in any event be effective unless the same shall be in writing, signed by the person against whom enforcement of such modification, waiver or consent is sought, and then such modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  The obligations of Maker under this Promissory Note shall inure to the benefit of Holder's assigns, successors, heirs and/or legal representatives as the case may be. This Promissory Note is made in and shall be governed by the laws of the State of Michigan.

                  This Note shall be subordinate to the obligations of the Maker to Comerica Bank pursuant to a subordination agreement to be executed by Maker in favor of Comerica Bank.

                                                     ELECTRONIC PRODUCTS
                                                     INTEGRATION CORPORATION,
                                                     a Michigan corporation



                                                     By:______________________
                                                     John J. Sammut, President